EXHIBIT 99.1
                     PRESS RELEASE DATED SEPTEMBER 21, 2007

FOR IMMEDIATE RELEASE                               Contact:  Carroll A. Pereira
                                                                  (860) 567-2674

                FIRST LITCHFIELD FINANCIAL CORPORATION ANNOUNCES
                            STOCK REPURCHASE PROGRAM

Litchfield, Connecticut, September 21, 2007--The Board of Directors of First Litchfield Financial Corporation (Trading Symbol: "FLFL.OB") (the "Corporation"), the parent company of The First National Bank of Litchfield announced that it has authorized a stock repurchase program to acquire up to an aggregate of 30,000 shares of the outstanding common stock of the Corporation. The program will be dependent upon market conditions, and there is no assurance as to the exact number of shares to be repurchased by the Corporation.

President Greco stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within a year. President Greco explained that the Board of Directors considers the Corporation's common stock to be an attractive investment and that repurchases should help to enhance shareholder value while maintaining the Corporation's designation as a "well capitalized" institution and assuring adequate capital for the current and foreseeable future needs of the Corporation and its subsidiary, The First National Bank of Litchfield.

President Greco indicated that the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of negotiated transactions or other types of repurchases.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Corporation's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing, to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.
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